Exhibit 99.5
Consent of Morgan Stanley Japan Securities Co., Ltd.
We hereby consent to the use in the Registration Statement of Mitsui Sumitomo Insurance Group Holdings, Inc. (“MSIG”) on Form F-4 and in the Prospectus of MSIG which is part of the Registration Statement, of our opinion dated September 29, 2009 appearing as Appendix B-2 to such Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “The Share Exchange — Opinions of Aioi’s Financial Advisors — Morgan Stanley.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY JAPAN SECURITIES CO., LTD.
By:	/s/ Kenji Fujita
	Name:	Kenji Fujita
	Title:	Managing Director

Tokyo, Japan
November 12, 2009